Exhibit 16.1
September 14, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 7, 2010, which was filed September 13, 2010 by our former client, Solar Power, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.
Very truly yours,
/s/ Macias Gini & O’Connell LLP